NeoStem Provides Second Quarter Update

NEW YORK, August 16 /PRNewswire-Asia-FirstCall/ -- NeoStem, Inc. (NYSE Amex: NBS) ("NeoStem" or the "Company”)  an international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units, U.S. adult stem cells, China adult stem cells, and  China pharmaceuticals is today providing results of its second quarter 2010.

Second Quarter Results

•
Quarterly revenues were $19.4 million, up 26% compared to the pro forma results from the same period in 2009, and 23% higher than the first quarter of 2010.  The Company experienced a 25% increase in revenue in the first half of 2010 compared to the pro forma revenue results from the first half of 2009.

•	The Company had cash and cash equivalents of approximately $11 million at June 30, 2010.

•	Net cash used in operating activities for the second quarter was $842,000.

•	During the first half of 2010, the Company invested $8.6 million in capital expenditures related to our continuing expansion into China.

Erye began relocation of its operations to its new state-of-the-art manufacturing facility in early 2010 with the first of the State Food and Drug Administration (SFDA) approvals of four production lines at the new plant.  These production lines account for the manufacture of the materials for approximately 90% of last year’s revenues. The expanded facility should enable Erye to increase its production capacity to respond to forecasted rising demand in China's growing pharmaceutical market with the expectation of stronger sales as 2010 unfolds.  Erye’s  development pipeline continues to advance, including SFDA approval to manufacture the sterile active pharmaceutical ingredient of the anti-infective cloxacillin sodium and proton pump inhibitor omeprazole  announced earlier this year  for which commercialization is anticipated to begin by the end of 2010. Erye has an additional five products in its pipeline and is working with NeoStem to evaluate opportunities to in-license or acquire new drug opportunities to enhance the long-term growth potential.

The Company believes it is well positioned to recognize both near- and long-term revenue opportunities through stem cell therapeutics.  Adult stem cell collection and storage as well as orthopedic treatment has commenced through Neostem’s collaborators in China and Taiwan.  In the United States, NeoStem continues to work with thought leaders to deploy and advance an innovative group of stem cell technologies including the VSELTM Technology in an effort  to develop treatment for a wide range of diseases.

Recent Milestones

•
Exclusive collaboration with the Vatican’s Pontifical Council for Culture to expand adult stem cell research and raise awareness of the importance of adult stem cell research and therapies and the Pontifical Council has undertaken to commit $1 million to seed the joint initiatives;

•
$700,000 contract from the U.S. Army Medical Research and Materiel Command, Telemedicine and Advanced Technology Research Center (USAMRMC-TATRC)  to advance adult stem cell therapies in treating traumatic wounds [Army Medical Research Acquisition Activity contract number: (W81XWH-10-2-0039)]  by evaluating the use of topically applied bone marrow-derived adult mesenchymal stem cells (MSCs) for rapid wound healing and preliminary assessment of VSEL™ Technology;

•
Sponsored research agreement (SRA) with the Schepens Eye Research Institute, an affiliate of Harvard Medical School, to study the development of therapies for both age-related macular degeneration (AMD) and Glaucoma using NeoStem’s proprietary VSEL™ Technology.

About NeoStem, Inc.

NeoStem, Inc. is engaged in the development of stem cell-based therapies, pursuit of anti-aging initiatives and building of a network of adult stem cell collection centers in the U.S. and China that are focused on enabling people to donate and store their own (autologous) stem cells for their personal use in times of future medical need. The Company also has licensed various stem cell technologies, including a worldwide exclusive license to VSEL™ Technology which uses very small embryonic-like stem cells, shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. NeoStem's majority-controlled Chinese pharmaceutical operation, Suzhou Erye, manufactures and distributes generic antibiotics in China. For more information, please visit: http://www.neostem.com ..

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the successful execution of the Company's strategy, accelerating Erye's sales growth in 2010 and successful transfer of Erye's production lines to the new facility, growth in revenues from the Company’s China operations, as well as other advances in the Company’s business, about which no assurances can be given. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 17, 2010, as well as other periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

    For more information, please contact:

    NeoStem, Inc.
     Robin Smith, CEO
     Phone: +1-212-584-4174
     Email: rsmith@neostem.com
     Web:   http://www.neostem.com